Exhibit (a)(9)

GENTIVA BOARD OF DIRECTORS UNANIMOUSLY REJECTS KINDRED’S

AMENDED PARTIAL TENDER OFFER; ANNOUNCES RECEIPT OF ALTERNATIVE

PROPOSAL

Urges Stockholders Not to Tender Their Shares into Kindred’s Partial Offer

Received $17.25 All-Cash Proposal from Another Party

ATLANTA, July 17, 2014 (BUSINESSWIRE) — Gentiva Health Services, Inc. (NASDAQ: GTIV) announced today that its Board of Directors (the “Board”), after careful consideration and consultation with its financial and legal advisors, unanimously determined to reject the partial tender offer from Kindred Healthcare, Inc. (“Kindred”) (NYSE: KND) to acquire 14.9% of the outstanding shares of Gentiva for a price of $16.00 per share in cash (the “Offer”). The Board determined that the Offer significantly undervalues Gentiva’s shares, is coercive and not in the best interests of Gentiva stockholders. Accordingly, the Board recommends that Gentiva stockholders reject the Offer and not tender their shares into the Offer.

In addition, the Board said it has received today a proposal from a recognized owner, operator and investor in the sector to acquire all of the outstanding shares of Gentiva common stock for $17.25 per share in cash (the “Alternative Proposal”). The Alternative Proposal is based on publicly available information and is subject to financing and due diligence, as well as final internal approvals and the execution of a definitive transaction agreement. The Board will review the Alternative Proposal carefully, in consultation with its financial and legal advisors, in due course. The Alternative Proposal was accompanied by support letters from major financial institutions, subject to customary conditions.

“Regarding Kindred’s amended partial Offer, the Board concluded based on thorough analysis that it still leaves a significant gap between the true value of Gentiva and the consideration being offered and is not in the best interests of Gentiva stockholders,” said Rod Windley, Executive Chairman of Gentiva.

Mr. Windley continued, “The Board further believes that Kindred’s partial offer is coercive, because Gentiva stockholders are being asked to tender subject to proration, and Kindred is providing no assurances as to a price at which it might seek to acquire any remaining shares in Gentiva. In the Board’s view, the stake Kindred hopes to acquire would only be used as an irritant designed to distract Gentiva from executing on its value-creating strategic plan or a potential impediment to any alternative transactions that the Board may believe to be in the best interests of Gentiva stockholders.”

In reaching its determination with respect to the Offer, the Board relied, among other things, on the oral opinions of Barclays and Edge Healthcare Partners that, as of July 17, 2014 and based upon and subject to various assumptions and limitations, the consideration offered to Gentiva’s stockholders (other than Kindred and its affiliates) pursuant to the Offer was inadequate from a financial point of view to such holders. Barclays and Edge Healthcare Partners provided their respective oral opinions and advice for the information and assistance of the Board in connection with its consideration of the Offer, and neither opinion is a recommendation as to whether or not any holder of Gentiva shares should tender such shares in connection with the Offer or any other matter.

Copies of the Schedule 14D-9A and solicitation/recommendation statement will be available on the SEC’s website at www.sec.gov and on the Company’s website at www.gentiva.com. Stockholders may also request additional copies of the Schedule 14D-9A by contacting the Company’s information agent, MacKenzie Partners, Inc. Toll-Free 800-322-2885 or 212-929-5500 (call collect).

Barclays and Edge Healthcare Partners are serving as financial advisors to Gentiva and Greenberg Traurig, LLP is serving as legal advisor.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is one of the nation’s largest providers of home health, hospice and community care services, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services. GTIV-G

Forward-Looking Statements

This press release contains statements that are forward looking. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” “likely,” “estimate,” “may,” “continue,” “deliver,” and similar expressions of a future or forward-looking nature. These statements include, but are not limited to: the long-term value of strategic investments including One Gentiva and GentivaLink; the effects of scale and market position in the healthcare industry; the home health and hospice industry’s being poised for growth due to a rapidly expanding base of Medicare-eligible and dual-eligible patients and a return to more stable reimbursement trends; our prospects for continued growth and stockholder value creation; and the view that under the terms of Kindred’s offer, our stockholders would sacrifice real value and opportunity. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Gentiva to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Gentiva assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: general economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; impact on Gentiva of healthcare reform legislation and its implementation through governmental regulations; legislative proposals for healthcare reform; changes in Medicare, Medicaid and commercial payer reimbursement levels; the outcome of any inquiries into Gentiva’s operations and business practices by governmental authorities; compliance with any corporate integrity agreement affecting Gentiva’s operations; effects of competition in the markets in which Gentiva operates; liability and other claims asserted against Gentiva; ability to attract and retain qualified personnel; ability to access capital markets; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to severe weather conditions, natural disasters, pandemic outbreaks, terrorist acts or cyber attacks; availability, effectiveness, stability and security of Gentiva’s information technology systems; ability to successfully integrate the operations of acquisitions Gentiva may make and achieve expected synergies and operational efficiencies within expected time-frames; ability to maintain compliance with financial covenants under Gentiva’s credit agreement; effect on liquidity of Gentiva’s debt service requirements; changes in estimates and judgments associated with critical accounting policies and estimates; and other factors described in other documents filed by Gentiva with the SEC.

Additional Information

This press release does not constitute an offer to buy or a solicitation of an offer to sell any securities. In response to the tender offer for the shares of Gentiva commenced by Kindred Healthcare Development 2, Inc. and Kindred Healthcare, Inc., Gentiva has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. INVESTORS AND STOCKHOLDERS OF GENTIVA ARE URGED TO READ THE SOLICITATION / RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain free copies of the solicitation / recommendation statement and other documents filed with the SEC by Gentiva free of charge through the website maintained by the SEC at www.sec.gov. In addition, Gentiva has made information relating to the tender offer available online at http://investors.gentiva.com/sec.cfm.

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Financial and Investor Contact:

Gentiva

Eric Slusser

770-951-6101

eric.slusser@gentiva.com

or	John Mongelli

770-951-6496

john.mongelli@gentiva.com

Media Contact:

Kekst and Company

Tom Davies

212-521-4873

Thomas-davies@kekst.com

or	Andrea Calise

212-521-4845

Andrea-calise@kekst.com

Additional Investor Contact:

MacKenzie Partners, Inc.

Bob Marese

212-929-5500